Exhibit 5.1
April 19, 2010
Board of Directors
Vapor Corp.
3101 W. Hallandale Boulevard, Suite 100
Hallandale, Florida 33009
Re: Vapor Corp. Equity Incentive Plan
Ladies and Gentlemen:
I have acted as counsel for Vapor Corp., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8, and any amendments thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration under the Securities Act of up to 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to be issued pursuant to the Company’s Equity Incentive Plan (the “Plan”).
This opinion is being rendered pursuant to the requirements of the Form S-8 Registration Statement to be filed on behalf of the Plan with the Securities and Exchange Commission along with the accompanying Form S-3 Resale Prospectus.
For purposes of this opinion, I am familiar with and have reviewed the Certificate of Incorporation and By-laws of the Company, minutes of the meetings of the Board of Directors and Shareholders of the Company adopting the Plan, and such corporate records and other documents as I have deemed relevant. I have also made such examinations of law as I have deemed relevant. In my review, I have assumed, but not independently verified, the genuineness of all signatures on all documents examined by me, the conformity of all original documents and the authenticity of all such documents.

Based upon the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:
1.	The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Nevada with 250,000,000 authorized common shares;

2.	The Plan has been duly proposed and adopted by the Board of Directors and the Shareholders of the Company in compliance with the General Corporation Laws of the State of Nevada; and

3.	As and when issued in compliance with the terms and conditions of the Plan, the common shares so issued are or will be duly authorized, legally issued, fully paid and non-assessable stock of the Company.
I am licensed to practice law only in the State of Florida, and accordingly, I offer no opinion as to the application of decisions or statutory law (including conflict of law rules) of any jurisdictions other than the States of Florida and Nevada and the United States of America.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is expressed as of the date hereof. I assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any new facts that might affect any view expressed herein after the date hereof.
I am delivering this opinion to you at your request in accordance with the requirements on Item 601(b)(5) of Regulation S-K under the Securities Act, and not for any other purpose. I call your attention to the fact that I, Adam J. Laufer, is a holder of shares of our Common Stock and a recipient of shares under the Plan.

Very truly yours,
/s/ Adam J Laufer
Adam J Laufer Esq.